Exhibit 99.1

Summary of the Interim CEO FY06 Bonus Plan

During the time that Patrick McVeigh serves in the capacity of PalmSource, Inc. interim CEO, he is eligible for a performance bonus of $50,000 for each fiscal quarter of fiscal year 2006, provided that he remains in the capacity of interim CEO or is serving as permanent CEO on the last day of each such fiscal quarter and that the Compensation Committee of the Board of Directors determines that Mr. McVeigh has met all performance goals as outlined in the Interim CEO FY06 Bonus Plan summarized below. If Mr. McVeigh ceases to serve as interim CEO during any of the remaining quarters of fiscal year 2006, and provided Mr. McVeigh has not terminated his employment with PalmSource for any reason (including death or disability) or been terminated by PalmSource for cause, Mr. McVeigh will be eligible for a prorated portion of such bonus for the quarter in which he ceases to so serve.

For the first and second fiscal quarters 2006, the performance goals include achievement of certain product development and workforce utilization and integration milestones as determined by the Compensation Committee of the Board of Directors, with any additional performance goals for the remaining fiscal quarters of 2006 to be specified by the Compensation Committee. On August 24, 2005, the Compensation Committee determined that Mr. McVeigh met all of the performance goals for the first fiscal quarter of 2006.